EXHIBIT 99.2

N E W S   R E L E A S E

SUBJECT:     HAVERTY FURNITURE
             1st QUARTER CASH DIVIDEND DECLARED


ATLANTA, GEORGIA, March 1, 2005 - At the quarterly meeting of the Board of Directors of HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) held on March 1, 2005, the directors declared a cash dividend to be paid on the two classes of $1 par value common stock of the Company, payable Monday, March 28, 2005, to stockholders of record at the close of business on Friday, March 11, 2005, at a rate of $0.0625 per share on the outstanding shares of Common Stock (Cusip #419596101) and $0.0575 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

Haverty Furniture Companies, Inc. has paid a quarterly cash dividend since 1935 and has increased the cash dividend paid to stockholders in each of the past 30 years.

Havertys is a full-service home furnishings retailer with 118 showrooms in 16 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.


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Contact for Information:  Jenny Hill Parker
                          Vice President,
                          Secretary and Treasurer
                          (404) 443-2900